Exhibit 99.1

New York Community Bancorp, Inc. Announces Strategic Sale of Mortgage Banking Business and Residential Assets Covered under FDIC Loss Share Agreement

WESTBURY, N.Y.--(BUSINESS WIRE)--June 27, 2017--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company” or “New York Community”) today announced that it has entered into an agreement to sell its mortgage banking business, which was acquired as part of its 2009 FDIC-assisted acquisition of AmTrust Bank, to residential mortgage industry leader, Freedom Mortgage Corporation (“Freedom”). Freedom will acquire both our origination and servicing platforms, as well as our mortgage servicing rights portfolio with a current aggregate unpaid principal balance of approximately $21.0 billion. It is expected that Freedom will retain certain employees from the Company’s Cleveland, Ohio mortgage banking business and plans to maintain operations in the area.

Additionally, the Company has received approval from the FDIC to sell the assets covered under our Loss Share Agreements (the “LSA”) and we have entered into an agreement to sell the majority of our one-to-four family residential mortgage-related assets, including those covered under the LSA, to an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), one of the world’s leading private investment firms. On the sale, the head of Residential Mortgage Investing and a Senior Managing Director of Cerberus, Joshua Weintraub stated, “Cerberus is pleased to announce the consummation of this transaction with New York Community. This deal demonstrates the market leading ability of Cerberus, along with its affiliated asset management company, FirstKey Mortgage, LLC, to partner with financial institutions to achieve mutually beneficial outcomes for certain mortgage assets.” As of March 31, 2017, the carrying value of these assets was approximately $1.9 billion.

The transactions are expected to close during the third quarter of 2017, subject to certain closing conditions, and, on a combined basis, result in a gain on sale of approximately $90.0 million on a pre-tax basis.

Commenting on the sale, President and Chief Executive Officer, Joseph R. Ficalora stated, “The decision to sell the mortgage banking business comes after many months of careful evaluation with our Board of Directors and our outside advisors. Selling to a large, national, full-service mortgage banking company that would keep certain employees and maintain operations in the region were important considerations during the evaluation process. Our presence in Ohio is an important component of our business strategy, and following the sale of the mortgage banking business, we will continue to have 28 branches, $2.0 billion in deposits, and more than 400 employees in Ohio.”

Mr. Ficalora added, “The actions we are announcing today are consistent with our strategic objectives. They allow us to focus on our core business model, including growth through acquisitions, generate liquidity which will be redeployed into higher-earning assets, enhance our returns through improved efficiencies, and reposition our balance sheet. More importantly, they will enhance shareholder value through earnings and tangible book value accretion on an ongoing basis.”

Bank of America Merrill Lynch is acting as the exclusive financial advisor to the Company and Sullivan & Cromwell LLP and Dechert LLP are serving as legal counsel to the Company in the aforementioned transactions.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.8 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.7 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest U.S. depositories.

Reflecting its growth through a series of acquisitions, New York Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Salvatore DiMartino, 516-683-4286
or
Media:
Kelly Maude Leung, 516-683-4032